Auxilio Inc. Reports First Quarter 2017 Financial Results

MISSION VIEJO, CA– (May 9, 2017) – Auxilio, Inc. (NYSE MKT: AUXO), a leading provider of enterprise security and document workflow solutions for the healthcare industry, today announced financial results for the first quarter ended March 31, 2017.

Financial and operational highlights for the first quarter of 2017 include:

• Revenues for the first quarter were $18.3 million, an increase of 26% from $14.5 million in the first quarter of 2016

• Services revenue increased $3.1 million in the first quarter of 2017 due to increased cybersecurity professional services as a result of the CynergisTek acquisition

• GAAP operating income for the first quarter was $0.4 million, an increase from an operating loss of $0.1 million in the prior year

• GAAP net income for the first quarter was $6,000, or $0.00 per basic and diluted share, compared to a net loss of $0.2 million, or $(0.02) per basic and diluted share in the same period of 2016

• Gross margin for the first quarter was 25% as compared to 16% for the same period in 2016, the increase primarily a result of the CynergisTek acquisition

• At March 31, 2017, deferred revenue was $1.8 million, up from $0.6 million as of December 31, 2016

• During the first quarter the Company incurred approximately $0.3 million of non-recurring acquisition, integration and NYSE MKT up-listing related expenses

• At March 31, 2017, the Company had $3.2 million of cash and cash equivalents

• Auxilio maintains a line of credit with a commercial bank for up to $5.0 million; the credit line currently has no outstanding balance

“Auxilio had yet another quarter of solid execution as we continue the process of both combining and expanding our sales, marketing and back office operations associated with the acquisition of CynergisTek.  Integration efforts have been accelerated given the increased demand we are seeing from customers for complete document workflow solutions inclusive of a security component,” stated Joseph J. Flynn, CEO of Auxilio.  “The quarter was a period of substantial investment, and that trend will continue through the balance of the year given the opportunity in front of us.  We are already seeing the benefits of being a larger entity with a national presence and we look forward to updating investors on both cross-selling and sales pipeline trends in the coming quarters.”

Financial Results for the three months ended March 31, 2017

For the three months ended March 31, 2017, the Company reported revenues of $18.3 million, an increase of 26% when compared to $14.5 million reported in the first quarter of 2016. The Company’s services revenue increased approximately $3.1 million in the first quarter of 2017 due to increased cybersecurity professional services as a result of the CynergisTek acquisition. Equipment revenues in the first quarter were $1.2 million compared to approximately $0.6 million in the first quarter of 2016.

Cost of revenue for the first quarter of 2017 was $13.7 million, compared to $12.2 million in 2016. Overall, the Company incurred approximately $1.3 million in additional professional services staffing.  Equipment costs increased by approximately $0.6 million in 2017, primarily as a result of the increase in equipment revenues from copier fleet refresh activities. Offsetting this, managed document services labor costs decreased by approximately $0.2 million in the first quarter primarily as a result of reducing contract labor headcount. We also were able to reduce service and supply costs by approximately $0.2 million in the first quarter as a result of negotiating better pricing with vendors. Gross profit for the first quarter of 2017 was $4.6 million, or 25% of revenues, compared to $2.3 million or 16% of revenues, for the same period in 2016. The increase in gross margin is due to higher gross margins from professional services delivered by CynergisTek.

Operating expenses for the first quarter were $4.2 million, an increase from $2.4 million in the first quarter of 2016. Sales and marketing expenses increased by 104% in the first quarter to $1.4 million due to the addition of the CynergisTek’s sales and marketing teams. General and administrative expenses increased 58% to $2.8 million. The increase in G&A was primarily attributed to approximately $0.1 million in staffing costs, $0.1 million in rent, $0.2 million in professional fees, $0.4 million in amortization of intangibles and $0.1 million of travel expenses; most of which are directly related to the CynergisTek acquisition. Operating expenses in the quarter included approximately $0.3 million of non-recurring costs related to the acquisition and uplisting to the NYSE MKT exchange.

Operating income was $0.4 million for the three months ended March 31, 2017 compared to an operating loss of $0.1 million in the first quarter of 2016.

For the three months ended March 31, 2017, the Company reported marginal net income of $6,000, or $0.00 per basic and diluted share, compared to a net loss of $0.2 million, or $(0.02) per basic and diluted share, in the same period of 2016.

Excluding $0.5 million in charges related to stock based compensation and amortization of intangibles, the Company achieved adjusted income from operations of $1.0 million in the first quarter of 2017, or $0.11 per basic share and $0.10 per diluted share, compared to adjusted income from operations, after excluding charges of $0.2 million in stock based compensation and amortization of intangibles, of $0.1 million, or $0.01 per basic and diluted share for the same period last year.

At March 31, 2017, the Company had $3.2 million of cash and cash equivalents.  The Company maintains a line of credit, which was recently amended and increased to $5.0 million with the acquisition of CynergisTek.

Financial Statements

Conference Call Information
Date: Tuesday, May 9, 2017

Time: 1:30pm PT, 4:30 pm ET

US: 1-888-601-3864

International: 1-913-312-0683

Conference ID: 4390291

Webcast: http://public.viavid.com/index.php?id=124329

A replay of the call will be available from 7:30 pm ET on May 9, 2017 to 11:59 pm ET on May 23, 2017. To access the replay, please dial 1-844-512-2921 from the U.S. and 1-412-317-6671 from outside the U.S. The PIN is 4390291.

About Auxilio, Inc.

Auxilio (www.auxilioinc.com) is a leading provider bundling best of breed IT security and workflow solutions into its managed document services program designed exclusively for the healthcare industry.

Since 2004, the company has saved more than $80 million for its clients by providing a vendor neutral program that enhances security of printed, stored data and digital documents while driving out costs and inefficiencies within the patient information logistical chain. The company’s document management best practices and intelligent workflow automation suite transforms printed documents to digital workflows, reducing waste and improving end-user satisfaction.

About CynergisTek

CynergisTek, an Auxilio company, (www.cynergistek.com) is a top-ranked cybersecurity, privacy and compliance consulting firm. The company offers solutions to help organizations measure privacy, security and compliance programs against regulatory requirements and assists in developing risk management best practices. Since 2004 the company has served as a partner to hundreds in the healthcare industry and is dedicated to supporting and educating the industry by contributing to relevant industry associations. The company has been named in numerous research reports as one of the top firms that provider organizations turn to for privacy and security, and won the 2017 Best in KLAS award for Cyber Security Advisory Services.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Auxilio, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Auxilio, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations:
MZ North America
Mike Cole
(949) 259-4988
Mike.cole@mzgroup.us
or
Media Contact:
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Danielle Johns
(617) 332-9999 x241
djohns@ariamarketing.com

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	MARCH 31, 2017	DECEMBER 31, 2016
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$3,162,399	$6,090,844
Accounts receivable, net	11,974,157	9,614,486
Supplies	1,018,611	1,087,318
Prepaid and other current assets	15,176	438,140
Total current assets	16,170,343	17,230,788

Property and equipment, net	971,891	689,418
Deposits	87,376	41,522
Deferred income taxes	5,282,531	5,282,531
Intangible assets, net	12,642,052	1,112,395
Goodwill	18,525,206	2,109,143
Total assets	$53,679,399	$26,465,797

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$9,720,885	$7,736,207
Accrued compensation and benefits	2,236,802	2,495,156
Deferred revenue	1,794,043	562,679
Current portion of long-term liabilities	3,235,271	606,686
Total current liabilities	16,987,001	11,400,728

Long-term liabilities:
Term loan, less current portion	11,223,333	750,000
Promissory notes to related parties, less current portion	8,250,000	-
Capital lease obligations, less current portion	268,033	199,644
Total long-term liabilities	19,741,366	949,644

Commitments and contingencies

Stockholders' equity:
Common stock, par value at $0.001, 33,333,333 shares authorized, 9,379,477 and 8,185,936 shares issued and outstanding at March 31, 2017 and December 31, 2016	9,379	8,186
Additional paid-in capital	30,813,578	27,985,448
Accumulated deficit	(13,871,925)	(13,878,209)
Total stockholders’ equity	16,951,032	14,115,425
Total liabilities and stockholders’ equity	$53,679,399	$26,465,797

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2017	2016
Revenues	$18,254,689	$14,515,640
Cost of revenues	13,667,541	12,206,328
Gross profit	4,587,148	2,309,312
Operating expenses:
Sales and marketing	1,369,008	671,347
General and administrative expenses	2,786,002	1,763,021
Total operating expenses	4,155,010	2,434,368
Income (loss) from operations	432,138	(125,056)
Other income (expense):
Other income	19	-
Interest expense	(412,334)	(25,700)
Total other income (expense)	(412,315)	(25,700)
Income (loss) before provision for income taxes	19,823	(150,756)
Income tax expense	(13,539)	(2,400)
Net income (loss)	$6,284	$(153,156)

Net income (loss) per share:
Basic	$0.00	$(0.02)
Diluted	$0.00	$(0.02)

Number of weighted average shares:
Basic	9,216,719	8,150,695
Diluted	9,615,285	8,150,695